                                                                               .
                                                                               .
                                                                               .

                                                                    Exhibit 12.1



                                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                           WILD OATS MARKETS
                                                                              JULY 2, 2005
                                                          --------------------------------------------------------------------------
                                                                                           THREE       THREE     SIX       SIX
                                                                                           MONTHS     MONTHS    MONTHS    MONTHS
                                                                                           ENDED       ENDED    ENDED     ENDED
                                                       FISCAL YEAR                        APRIL 2,   MARCH 27,  JULY 2,  JULY 26,
                                     2000       2001        2002      2003       2004       2005       2004      2005      2004
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS:
  Income (loss) before income
    taxes........................  $(26,367)  $ (71,824)  $  8,736   $ 2,687   $(14,181)  $ (1,016)   $3,242    $   93   $ 3,007
Add back fixed charges:
  Interest on rent expense.......    18,024      19,048     17,530    19,872     19,264      5,651     4,815    11,303     9,630
  Interest expense...............    11,651      13,142     11,855     5,746      6,309      2,167     1,035     4,311     2,341
----------------------------------------------------------------------------------------------------------------------------------
Adjusted Earnings................  $  3,308   $ (39,634)  $ 38,121   $28,305   $ 11,392   $  6,802    $9,092   $15,707   $14,978

TOTAL FIXED CHARGES..............  $ 29,675   $  32,190   $ 29,385   $25,618   $ 25,573   $  7,818    $5,850   $15,614   $11,971

RATIO OF EARNINGS TO FIXED
  CHARGES........................        --          --        1.3       1.1         --         --       1.6       1.1       1.6

DEFICIENCY OF EARNINGS TO FIXED
  CHARGES........................  $(26,367)  $ (71,824)  $     --   $    --   $(14,181)  $ (1,016)   $   --    $   --   $    --
---------------------------------------------------------------------------------------------------------------------------------